Exhibit 99.1

Smith Douglas Homes Reports Full Year 2023 Results

ATLANTA, March 19, 2024 (Business Wire) – Smith Douglas Homes Corp. (NYSE: SDHC) (“Smith Douglas” or the “Company”) today announced results for its year ended December 31, 2023.

2023 Full Year Results as compared to 2022:
•	Net new orders increased 22.8% to 2,368
•	Backlog homes increased 18.3% to 912
•	Sales value of backlog homes increased 20.1% to $310.7 million
•	Home closings increased 4.4% to 2,297
•	Revenue increased 1.2% to $764.6 million
•	Net income of $123.2 million, down 12.3%
•	Debt-to-book capitalization of 26.6%
•	Net-debt-to-net book capitalization of 21.1%[1]

The Company had 69 active communities on December 31, 2023, compared to 53 a year prior. The cancellation rate was 10.5% for 2023 versus 10.9% for 2022.

Greg Bennett, Vice Chairman and Chief Executive Officer, commented, “We are excited to begin life as a public company after executing on our highly successful IPO in January and raising over $125 million in primary net proceeds. The demand we saw from investors was humbling and clearly reflective of the belief in our strategy and business model. We are extremely happy with our 2023 results and look forward to continued growth in 2024 as we focus on our goal of doubling home closings over the next five years.”

Russ Devendorf, Executive Vice President and Chief Financial Officer added, “Concurrent with the IPO, we closed on our upsized $250 million unsecured credit facility and used a portion of our IPO proceeds to pay off all the outstanding debt. These capital transactions provide us with meaningful liquidity that will enable us to grow within our existing footprint and look for strategic opportunities in other markets that align with our strategy.”

Conference Call & Webcast Information
Management will host a conference call to discuss the Company’s results at 8:30 a.m. Eastern Time on March 20, 2024. Interested parties can dial in using the numbers below or access the call via a webcast link provided in the investor relations section of the company’s website.

1 Net-debt-to-net book capitalization is a Non-GAAP Financial Measure. See “Non-GAAP Financial Measures” below.

Dial-in Numbers:
Toll Free - North America (+1) 800-715-9871
International: (+1) 646-307-1963
Conference ID: 6488452

Replay Numbers:
Toll Free - North America: (+1) 800-770-2030
Playback Passcode: 6488452
Replay will expire 7 days following the event

About Smith Douglas Homes
Headquartered in Atlanta, Georgia, Smith Douglas Homes completed its initial public offering in January 2024. Since its inception, Smith Douglas has been entrusted by over 13,000 families to fulfill their new home dreams. Ranked a top 50 builder nationally for several years and with 2,297 closings in 2023, Smith Douglas currently holds the #38 position on the Builder Magazine Top 100 list. The Smith Douglas communities are primarily targeted to entry-level and empty-nest homebuyers looking to purchase a new home priced below the Federal Housing Administration loan limit in the metro areas of Atlanta, Birmingham, Charlotte, Houston, Huntsville, Nashville, and Raleigh. Smith Douglas offers its homebuyers a personalized, affordable-luxury buying experience at attractive prices.

Investor Relations
Drew Mackintosh
(310) 924-9036
ir@smithdouglas.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the Company’s performance, growth, strategic opportunities, and financial position, including with respect to growth in 2024 and the Company’s goal of doubling its home closings in five years. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the factors discussed under the caption “Risk Factors” in our final prospectus, filed with the Securities and Exchange Commission on January 10, 2024 pursuant to Rule 424(b)(4) relating to our registration statement on Form S‑1 (File No. 333-274379), as amended, filed in connection with our initial public offering. These forward-looking statements are based on management’s current estimates and expectations. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Smith Douglas Homes
Consolidated Statements of Income and Other Operating Data
(unaudited)

Year ended December 31,	2023	2022	Year over year change
	Amount	Amount	Amount	Percent
Consolidated Statements of Income Data:
Home closing revenue	$764,631	$755,353	9,278	1.2%
Cost of home closings	548,304	532,599	15,705	2.9%
Home closing gross profit	216,327	222,754	(6,427)	(2.9)%
Selling, general, and administrative costs	92,442	83,006	9,436	11.4%
Equity in income from unconsolidated entities	(934)	(1,120)	186	(16.6)%
Interest expense	1,658	997	661	66.3%
Other (income) loss, net	(19)	(573)	554	(96.7)%
Net income	$123,180	$140,444	$(17,264)	(12.3)%
Other operating data (unaudited):
Home closings	2,297	2,200	97	4.4%
ASP of homes closed	$333	$343	(10)	(2.9)%
Net new home orders	2,368	1,928	440	22.8%
Contract value of net new home orders	$792,224	$667,530	124,694	18.7%
ASP of net new home orders	$335	$346	(11)	(3.2)%
Cancellation rate(1)	10.5%	10.9%	(0.6)	(3.7)%
Backlog homes (period end)(2)	912	771	141	18.3%
Contract value of backlog homes (period end)	$310,714	$258,718	51,996	20.1%
ASP of backlog homes (period end)	$341	$336	5	1.5%
Active communities (period end)(3)	69	53	16	30.2%
Controlled lots:
Homes under construction	796	623	173	27.8%
Owned lots	524	342	182	53.2%
Optioned lots	11,501	7,848	3,653	46.5%
Total controlled lots	12,821	8,813	4,257	48.3%

[nm*          Not meaningful]
1.          The cancellation rate is the total number of cancellations during the period divided by the total gross new home orders during the period.
2.          Backlog homes (period end) is the number of homes in backlog from the previous period plus the number of net new home orders generated during the current period minus the number of homes closed during the current period.
3.          A community becomes active once the model is completed or the community has its first sale. A community becomes inactive when it has fewer than two homes remaining to sell.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the U.S. (“GAAP”), this press release includes net-debt-to-net book capitalization and adjusted net income.

Net-debt-to-net-book capitalization

Net-debt-to-net book capitalization is a supplemental measure of our leverage that is not required by, or presented in accordance with, GAAP and should not be considered as an alternative to debt-to-book capitalization or any other measure derived in accordance with GAAP. We caution investors that amounts presented in accordance with our definition of net-debt-to-net book capitalization may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate this non-GAAP financial measure in the same manner. We present this non-GAAP financial measure because we consider it to be an important supplemental measure of our leverage and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry.

We define net-debt-to-net book capitalization as:

•	Total debt, less cash and cash equivalents, divided by
•	Total debt, less cash and cash equivalents, plus stockholders’ equity.

This non-GAAP financial measure has limitations as an analytical tool in that it subtracts cash and cash equivalents and therefore may imply that the Company has less debt than the most comparable measure determined in accordance with GAAP. Because of this limitation, this non-GAAP financial measure should be considered along with other financial measures presented in accordance with GAAP. The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure in the following table:

Year ended December 31, (in thousands, except percentages)	2023	2022

Notes payable	$75,627	$15,000
Members’ equity	208,903	164,511
Total capitalization	$284,530	$179,511
Debt-to-book capitalization	26.6%	8.4%
Notes payable	$75,627	$15,000
Less: cash and cash equivalents	19,777	29,601
Net debt	55,850	(14,601)
Members’ equity	208,903	164,511
Total net capitalization	$264,753	149,910
Net debt-to-book capitalization	21.1%	(9.7)%

Adjusted net income

Adjusted net income is not a measure of net income or net income margin as determined by GAAP. Adjusted net income is a supplemental non-GAAP financial measure used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted net income as net income adjusted for the tax impact using a 25% federal and state blended tax rate (assuming 100% public ownership to adjust for the impact of taxes on earnings attributable to Smith Douglas Holdings LLC as if Smith Douglas Holdings LLC was a subchapter C corporation in the periods presented).

Management believes adjusted net income is useful because it allows management to more effectively evaluate our operating performance and comparability to industry peers who record income tax expense on their income before tax as opposed to the income of Smith Douglas Holdings LLC not being taxed at the entity level and, therefore, not reflecting a charge against earnings for income tax expense. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. Our computation of adjusted net income may not be comparable to adjusted net income of other companies. We present adjusted net income because we believe it provides useful information regarding our comparability to peers.

The following table presents a reconciliation of adjusted net income to the GAAP financial measure of net income for each of the periods indicated:

Year ended December 31, (in thousands)	2023	2022
Net income	$123,180	$140,444
Tax-effected adjustments(1)	30,795	35,111
Adjusted net income	$92,385	$105,333
(1)
For the year ended December 31, 2023 and 2022, our tax expenses assumes a 25% federal and state blended tax rate (assuming 100% public ownership to adjust for the impact of taxes on earnings attributable to Smith Douglas Holdings LLC as if Smith Douglas Holdings LLC was a subchapter C corporation in the periods presented).